EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              OMNICOM GROUP INC.
              (under Section 805 of the Business Corporation Law)

FIRST: The name of the corporation is Omnicom Group Inc. ("the Corporation"). The name under which the Corporation was formed is Maxwell Dane, Inc.

SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on November 17, 1944 and a Restated Certificate of Incorporation was filed on May 31, 1988.

THIRD: The Certificate of Incorporation of the Corporation is amended to effect the following amendment authorized by the Business Corporation Law:

      Article FOURTH of the Certificate of Incorporation is being amended to change the 300,000,000 shares of common stock at $.50 par value per share to 1,000,000,000 shares of common stock at $.15 par value per share. To accomplish the foregoing, the 187,086,161 issued shares of common stock at $.50 par value per share will change into 187,086,161 issued shares of common stock at $.15 par value per share at a rate of one for one, and the remaining 112,913,839 unissued shares of common stock at $.50 par value per share will change into 812,913,839 unissued shares of common stock at $.15 par value per share at a rate of 7.1994 to one.

FOURTH: To accomplish the foregoing amendment, Article FOURTH of the Certificate of Incorporation is hereby amended to read as follows:

      "FOURTH: The total number of shares of stock which the Corporation will have authority to issue is 1,007,500,000 shares. Of these, 1,000,000,000 shares are classified as Common Stock, par value $.15 per share, and 7,500,000 shares are classified as Preferred Stock, par value $1.00 per share. At the effective time of the amendment to this Article decreasing the par value of the Common Stock to $.15 per share, and without any further action on the part of the Corporation or its shareholders, each share of Common Stock with a par value of $.50 then issued and outstanding shall be changed and reclassified into a fully paid and nonassessable share of Common Stock with a par value of $.15.

      The Board of Directors is authorized to divide the 7,500,000 shares of Preferred Stock from time to time into one or more series, and to determine or change by resolution for each series its designation, the number of shares of the series and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of the series. The resolution or resolutions of the Board of Directors providing for the division of Preferred Stock into series within a class may include the following provisions:

      (1) The distinctive designation of each series and the maximum number of shares of each series which may be issued, which number may be increased (except where otherwise provided by the Board of Directors in creating the series) or decreased (but not below the number of shares of the series then outstanding) from time to time by action of the Board of Directors;

      (2) Whether the holders of the shares of each series are entitled to vote and, if so, the matters on which they are entitled to vote, the number of votes to which the holder of each share is entitled, and whether the shares of the series are to be voted separately or together with shares of other series;

      (3) The dividends to which holders of shares of each series will be entitled; any restrictions, conditions or limitations upon the payment of those dividends; whether the dividends will be cumulative and, if cumulative, the date or dates from which the dividends will be cumulative;

      (4) Whether the shares of one or more series will be subject to redemption and, if so, whether redemption will be mandatory or optional, and if optional, at whose option, the manner of selecting shares for redemption, the redemption price and the manner of redemption;

      (5) The amount payable on shares of each series if there is a liquidation, dissolution or winding up of the Corporation, which amount may vary at different dates and depending upon whether the liquidation, dissolution or winding up is voluntary or involuntary;

      (6) The obligation, if any, of the Corporation to maintain a purchase, retirement or sinking fund for shares of each series;

      (7) Whether the shares of one or more series will be convertible into, or exchangeable for, any other types of securities, either at the option of the holder or of the Corporation and, if so, the terms of the conversions or exchanges;

      (8) Any other provisions regarding the powers, preferences and rights, and the qualifications, limitations or restrictions, of each series which are not inconsistent with applicable law.

      All shares of a series of Preferred Stock will be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends on those shares, if cumulative, shall cumulate."

FIFTH: The amendment to the Certificate of Incorporation was authorized by the vote of the majority of the holders of all outstanding shares entitled to vote on an amendment to the Certificate of Incorporation. Said authorization was subsequent to the affirmative vote of the Board of Directors.

IN WITNESS WHEREOF, this Certificate has been signed this 17th day of May, 2000, and the signatures of the undersigned shall constitute the affirmation and acknowledgement of the undersigned, under penalties of perjury, that this Certificate is the act and deed of the undersigned and that the facts stated in this Certificate are true.

Omnicom Group, Inc.

By: /s/ John Wren                           By: /s/ Barry J. Wagner
    ------------------------------              ------------------------------
    John Wren, President                        Barry J. Wagner, Secretary


                                      -3-